EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BELO CORP.

Article 1. The name of the Corporation is Belo Corp.

Article 2. The address of the Corporation’s registered office in the State of Delaware is 3500 S. DuPont Highway, Dover, Delaware 19901, county of Kent, and the registered agent at such address is Incorporating Services, Ltd.

Article 3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article 4. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, which shares shall be of one class, shall be designated Common Stock and shall have par value of $0.01 per share.

Article 5. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

1.	The election of the directors of the Corporation need not be by written ballot unless the By-laws so require; and

2.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

Article 6. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provisions of this Article 6 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.